UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: July 2, 2008

GENTEX CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation) 600 North Centennial Street Zeeland, Michigan (Address of principal executive offices)	0-10235 (Commission File Number)	38-2030505 (IRS Employer Identification No.) 49464 (Zip Code)

Registrant’s telephone number, including area code: (616) 772-1800
_____________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[   ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[   ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 5 –	Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Gentex Corporation (the “Company”) has promoted Mark Newton to Senior Vice President of Electrical Engineering and Purchasing (he previously held the title Vice President – Purchasing and Advanced Technology and is already an executive officer of the Company for purposes of the Securities Exchange Act of 1934). Mr. Newton is now responsible for optimizing and clarifying the Company’s Electrical Engineering and Purchasing structures.

On June 30, 2008, the Compensation Committee of the Board of Directors of the Company set Mr. Newton’s annual salary at $170,000. He will remain eligible for a profit-sharing bonus and a discretionary bonus, which are also available to all salaried employees and officers generally and which in operation provide for the same method of allocation of benefits between management and non-management participants. In addition, the Company’s Compensation Committee agreed to make a one-time 11,500 share stock option grant to Mr. Newton at the next regularly scheduled meeting of the Compensation Committee in September of 2008, pursuant to the Company’s shareholder approved Gentex Corporation Employee Stock Option Plan (with any other stock option and/or restricted stock grants being made in accordance with the Company’s existing shareholder approved plans).

Notwithstanding the foregoing, Mr. Newton does not have a written employment agreement and will continue to be an at-will employee of the Company as is the case with all employees of the Company.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 2, 2008.	GENTEX CORPORATION (Registrant) By: /s/ Fred Bauer —————————————— Fred Bauer Its Chairman of the Board and Chief Executive Officer